EX-99.14.a

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus of the Delaware Moderate Allocation Portfolio dated September 20, 2008, and “Financial Statements” in the Statement of Additional Information of the Delaware Moderate Allocation Portfolio dated September 20, 2008, and to the use of our report dated November 19, 2008, included in the Delaware Moderate Allocation Portfolio 2008 Annual Report to shareholders, and our report dated December 19, 2007 included in the Delaware Balanced Fund 2007 Annual Report to shareholders, included or incorporated by reference in this Registration Statement (Form N-14) of Delaware Group Foundation Funds.

Philadelphia, Pennsylvania
December 11, 2008